Exhibit 99.1

NEWS RELEASE

NeoMedia Restructures Loans and Extends Maturity Date

Boulder, May 29, 2012 – NeoMedia Technologies, Inc. (OTC BB: NEOM.OB), the pioneer in global mobile barcode management solutions, today announced that it has worked with YA Global Investments, LP. (“YA”) to restructure its current financing agreements. The restructure will allow NeoMedia to capitalize on its current position in the market and continue to build for the future.

The restructured agreement will extend the maturity date of the existing loan by 12 months until August 1, 2013, from the original default date of July 29, 2012. The interest rate attached to the current loans will also be reduced.

“NeoMedia appreciates YA’s long-standing investment in the company and at this time of fast market growth, we appreciate the opportunity to restructure our debt,” said Laura Marriott, Chief Executive Officer of NeoMedia Technologies, Inc. “YA’s investment has been crucial in allowing NeoMedia to continue innovating and growing our services portfolio.”

-ENDS-

About NeoMedia:

NeoMedia Technologies, Inc. is the pioneer in 2D mobile barcode technology and infrastructure solutions that enable the mobile barcode ecosystem world-wide. Its technology platform transforms mobile devices with cameras into barcode scanners, enabling a range of practical and engaging applications including consumer oriented advertising, mobile ticketing and couponing, and business-to-business commercial track and trace solutions.

NeoMedia’s suite of products, services and extensive IP portfolio means it is the only provider able to offer customers a comprehensive end-to-end mobile barcode solution. NeoMedia’s current customers include handset manufacturers, platform providers, brands and agencies looking to offer mobile barcode solutions to their customer base.

Learn more at www.neom.com or visit us at one of the following online destinations:

LinkedIn: http://www.linkedin.com/company/neomedia-technologies

Twitter: http://twitter.com/neomediainc

For PR inquiries, please contact NeoMedia’s PR team:

US: Matthew McCarthy / Caitlyn Keating, +1 617 502 4300

Europe: Pippa Melamet / Rebecca Carnie, +44 20 7751 4444

press@neom.com